AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 12, 2001

                                               REGISTRATION NO. 333-____________



                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.  20549
                              ____________________

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933
                              ____________________

                      CREATIVE HOST SERVICES, INC.
             (Exact Name of Registrant as Specified in Its Charter)

                                   California
                         (State or Other Jurisdiction of
                         Incorporation or Organization)


                                   33-1069494
                                (I.R.S. Employer
                               Identification No.)

                         6335 Ferris Square, Suites G-H
                           San Diego, California 92126
                                 (619) 587-7300
          (Address of Principal Executive Offices, Including Zip Code)
                              ____________________

                              Legal Services Agreement
                            (Full Title of the Plans)
                              ____________________

                              Sayed Ali, President
                          Creative Host Services, Inc.
                          6335 Ferris Square, Suite G-H
                           San Diego, California 92126
                                 (619) 587-7300
           (Name, Address, and Telephone Number of Agent for Service)

                                   COPIES TO:

                             M. Richard Cutler, Esq.
                                Cutler Law Group
                       610 Newport Center Drive, Suite 800
                         Newport Beach, California 92660
                                 (949) 719-1977

                         CALCULATION OF REGISTRATION FEE

Title of Securities      Amount to be         Proposed Maximum            Proposed Maximum           Amount of
to be Registered          Registered    Offering Price per Share(1)   Aggregate Offering Price   Registration Fee
-----------------------  -------------  ----------------------------  -------------------------  -----------------
Common Stock                20,000                $2.125                     $ 42,500                $10.63
-----------------------  -------------  ----------------------------  -------------------------  -----------------

TOTAL REGISTRATION FEE                                                                                $10.63

(1) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c). Based on the average closing price of the Company's for the twenty days ending February 28, 2001.

                                EXPLANATORY NOTE

Creative Host Services, Inc. ("CHST") has prepared this Registration Statement in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (the "1933 Act"), to register certain shares of common stock issued to one selling shareholder. Under cover of this Form S-8 is a Reoffer Prospectus RTEK prepared in accordance with Part I of Form S-3 under the 1933 Act. The Reoffer Prospectus may be utilized for reofferings and resales of up to 20,000 shares of common stock acquired by the selling shareholder.

                                     PART I

INFORMATION  REQUIRED  IN  THE  SECTION  10(A)  PROSPECTUS

CHST  will  send  or  give the documents containing the information specified in
Part 1 of Form S-8 to employees or consultants as specified by Securities and Exchange Commission Rule 428 (b) (1) under the Securities Act of 1933, as amended (the "1933 Act"). CHST does not need to file these documents with the commission either as part of this Registration Statement or as prospectuses or prospectus supplements under Rule 424 of the 1933 Act.

                               REOFFER PROSPECTUS

                           CREATIVE HOST SERVICES, INC.

                          20,000 SHARES OF COMMON STOCK


The shares of common stock, $0.0001 par value per share, of Creative Host Services, Inc. ("CHST" or the "Company") offered hereby (the "Shares") will be sold from time to time by the individual listed under the Selling Shareholders section of this document (the "Selling Shareholder"). The Selling Shareholder acquired the Shares pursuant to a legal services agreement for legal services that the Selling Shareholder provided to CHST.

The sales may occur in transactions on the over-the-counter market maintained by Nasdaq at prevailing market prices or in negotiated transactions. CHST will not receive proceeds from any of the sale the Shares. CHST is paying for the expenses incurred in registering the Shares except that the Selling Shareholder has agreed to complete the legal work required for this Registration without additional charge to CHST.

The Shares are "restricted securities" under the Securities Act of 1933 (the "1933 Act") before their sale under the Reoffer Prospectus. The Reoffer Prospectus has been prepared for the purpose of registering the Shares under the 1933 Act to allow for future sales by the Selling Shareholder to the public without restriction. To the knowledge of the Company, the Selling Shareholder has no arrangement with any brokerage firm for the sale of the Shares. The
Selling Shareholder may be deemed to be an "underwriter" within the meaning of the 1933 Act. Any commissions received by a broker or dealer in connection with resales of the Shares may be deemed to be underwriting commissions or discounts under the 1933 Act.

CHST's common stock is currently traded on the NASDAQ small cap market under the symbol "CHST."

This investment involves a high degree of risk. Please see "Risk Factors" beginning on page 10.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED WHETHER THIS REOFFER PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ________________________

                                 April 12, 2000

                                TABLE OF CONTENTS


Where  You  Can  Find  More  Information          2
Incorporated  Documents                           2
The  Company                                      4
Risk  Factors                                    10
Use  of  Proceeds                                12
Selling  Shareholders                            13
Plan  of  Distribution                           13
Legal  Matters                                   14
Experts                                          14
                            ________________________

You should only rely on the information incorporated by reference or provided in this Reoffer Prospectus or any supplement. We have not authorized anyone else to provide you with different information. The common stock is not being offered in any state where the offer is not permitted. You should not assume that the information in this Reoffer Prospectus or any supplement is accurate as of any date other than the date on the front of this Reoffer Prospectus.

WHERE  YOU  CAN  FIND  MORE  INFORMATION

CHST is required to file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC") as required by the Securities Exchange Act of 1934, as amended (the "1934 Act"). You may read and copy any reports, statements or other information we file at the SEC's Public Reference Rooms at:

                 450 Fifth Street, N.W., Washington, D.C. 20549;
           Seven World Trade Center, 13th Floor, New York, N.Y. 10048

Please  call  the  SEC  at  1-800-SEC-0330 for further information on the Public
Reference Rooms. Our filings are also available to the public from commercial document retrieval services and the SEC website (http://www.sec.gov).

                             INCORPORATED DOCUMENTS

The SEC allows CHST to "incorporate by reference" information into this Reoffer Prospectus, which means that the Company can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this Reoffer Prospectus, except for any information superseded by information in this Reoffer Prospectus.

CHST's Report on Form 8-K dated October 25, 2000 and Form 8-K/A filed on February 28, 2001 are incorporated herein by reference. CHST's Form 10-KSB as filed with the Commission on April 13, 2000, CHST's Form 10-KSB/A as filed on June 6, 2000, CHST's Form 10-QSB as filed on May 15, 2000, CHST's Form 10-QSB as filed on August 8, 2000, CHST's Form 10-QSB as filed on November 20, 2000 and CHST's Definitive Proxy Statement filed on January 17, 2001 are incorporated herein by reference. In addition, all documents filed or subsequently filed by the Company under Sections 13(a), 13(c), 14 and 15(d) of the 1934 Act, before the termination of this offering, are incorporated by reference.

The Company will provide without charge to each person to whom a copy of this Reoffer Prospectus is delivered, upon oral or written request, a copy of any or all documents incorporated by reference into this Reoffer Prospectus (excluding exhibits unless the exhibits are specifically incorporated by reference into the information the Reoffer Prospectus incorporates). Requests should be directed to the Chief Executive Officer at CHST's executive offices, located at 6335 Ferris Square, Suite G-H, San Diego, CA 92126. CHST's telephone number is (858) 587-7300.

                                   THE  COMPANY

THE  CONCESSION  BUSINESS

     The Company is primarily engaged in the business of acquiring and operating food, beverage and other concessions at airports throughout the United States. The Company currently has 70 operating concession facilities at 23 airports, 38 of which are Company owned and one of which is franchised, including concessions at Los Angeles International Airport, Denver International Airport, Portland International Airport, and the airports in Aspen, Colorado; Orange County and Ontario, California; Madison and Appleton, Wisconsin; Lexington, Kentucky; Asheville and Greensboro (Piedmont Triad), North Carolina; Allentown, Pennsylvania; Roanoke, Virginia; Columbia, South Carolina; Sioux Falls, South Dakota; Cedar Rapids and Des Moines, Iowa, Midland, Texas, and Shreveport, Louisiana. In addition, the Company has been awarded contracts for the construction of two additional concession facilities; two locations at Baton Rouge Metropolitan Airport, in Baton Rouge, Louisiana; and two locations at Shreveport Regional Airport, in Shreveport, Louisiana. The Company expects to commence operations at these facilities in December 2000. The airport contracts include concessions that range from a concession to operate single and multiple food and beverage outlets to a master concession to operate all food and beverage, as well as news and gift and merchandise, locations at an airport. The Company's airport concession business is complemented by inflight catering contracts awarded to it by United Airlines, US Air and Delta at the airports located in Allentown, Pennsylvania, Cedar Rapids, Iowa and Columbia, South Carolina. The Company currently utilizes its existing facilities at airports to provide fresh meals to airlines. The Company is currently seeking and evaluating additional concession opportunities at several other airports in the United States.

     Concessions to operate food and beverage and other retail operations at domestic airports are generally granted by an airport authority pursuant to a request for proposal process. Proposals generally contain schematic drawings for the concession layout, a commitment to make capital improvements at the concession location, and sample menus. Rent is paid to the airport authority on the basis of a percentage of sales, with a minimum amount of rent guaranteed by the concessionaire. For airport locations with a history of operations, the Company evaluates information concerning historical revenues for the location to determine the amount to bid for both percentage and minimum rent. For locations which are newly constructed, the Company evaluates projections for the number of passengers expected to use the airport and amounts to be spent per person at airport concessions to form a revenues projection. Given the requirement to make capital improvements, the Company makes large capital outlays at the beginning of a concession term, which it seeks to recover during the remaining term. Concessions are usually awarded for a ten year term. Generally concessions are resubmitted for proposals at the end of the term and the Company must resubmit a bid to secure an additional ten year term.

     The Company has secured nearly all of its existing airport concessions through the request for proposal process. The Company believes its success in securing concessions through this process is attributable to tailoring its bids to each specific airport's needs, offering a unique selection of quality food and beverages, and a distinctive decor. In its proprietary menu items the Company strives to provide foods which are healthy and higher quality than typical fast food or cafeteria style products, while maintaining value pricing. The Company's Bakery/Deli style restaurants feature a selection of croissant sandwiches and a selection of vegetable, fruit and pasta salads. At locations which are anticipated to have higher revenues, the Company's strategy is to secure franchise relationships with nationally recognized food and beverage companies as part of its proposals. The Company has entered into agreements with several such companies, including Carl's Jr., Pizza and Mrs. Fields. Under these arrangements, the Company owns the concession rights from the airport authority and the Company's employees operate the location. The Company then pays franchise fees under a franchise agreement. The Company's strategy is to continue to develop relationships with a number of national and regional food and beverage companies, which it expects will provide the Company with the flexibility to tailor product offerings to meet a particular airport's desires.

     While the Company has seriously pursued the submission of proposals only since 1995, it has been successful in a significant number of the proposals it has submitted. Management attributes this success in winning airport proposals principally to its efforts to customize each bid, striving to make creative proposals that address local preferences and distinguish the Company from its competitors in its offering of decor as well as food products. The following are examples of the Company's approaches to the concession business:

     MASTER CONCESSION: The Company will generally seek to become the master concessionaire for all airport services, including food and beverage, lounge and bar, specialty retail, news and gifts, and other services at airports with at least 400,000 enplanements per year. The Company currently serves as the master concessionaire at the Cedar Rapids, Iowa airport and at the Ashville, North Carolina airport

     CAFE AND SPIRITS: If the opportunity for a master concession is not available, then the Company submits bids utilizing specific food and beverage concepts, or other service concepts depending on the nature of the concession. One such concept is "Cafe and Spirits" which features various branded and nonbranded food and beverages, such as Creative Croissants, along with a bar, lounge and mini library. The Company currently operates Caf and Spirits formats at approximately 20 Creative Croissants locations that serve liquor.

     CREATIVE CROISSANTS-Registered Trademark- BAKERY DELI: The Company can implement its bakery/deli concept, Creative Croissants, either as a stand alone concession or as part of a food court, depending on the preference of the airport authority and the available concession category. The Company currently operates Creative Croissants at every airport it currently services, with the exception of the airport at Ontario, California.

     ATTAINING FRANCHISE RIGHTS: For larger concessions, where the airport desires branded food products, the Company attempts to secure franchise rights from nationally or regionally recognized food and beverage companies. The Company has entered into Franchise Agreements with Carl's Jr./Green Burrito to operate franchises at its two Ontario, California concession facilities which opened in October 1998. The Company may in the future purchase and operate franchises from other major food or beverage franchisors to include in its bid proposals.

     ACQUISITION OF OTHER CONCESSIONAIRES: The Company has also sought to expand its physical presence at airports by acquiring numerous existing concessionaires with one or more airport locations. Generally, the airport authority overseeing the operations at the airport will have the right under the existing concession agreement to approve the change in control. The strengths the Company demonstrates in the request for proposal process are used to secure the consent of an airport authority to a transfer of concession rights in an acquisition of an existing location. The Company has typically negotiated for an extension of the concession term in exchange for additional capital improvements or additional facilities or menu items to be offered at the concession location as part of securing the airport authority's consent to the transfer.

     The Company's strategy is to expand its concession business to more airports in the United States, and eventually to other public venues. The Company also intends to seek to expand the types of concession services which it provides, and to be awarded more multiple and master concession contracts such as the one it has been awarded for the Cedar Rapids, Iowa airport. While the Company has historically focused on the food and beverage segment, it intends to seek concession awards to provide news stands, gift shops, specialty stores and other services to augment the Company's food and beverage business at airports and other venues. The Company has previously operated news and gift venues.

     Prior to the Company's initial public offering in July 1997, the Company qualified as a Disadvantaged Business Enterprise ("DBE") based on Mr. Ali's ownership of all of the Company's common stock. The Company's historical success in securing concession locations may have been partially attributed to its DBE status. The impact of the initial public offering on the Company's status as a DBE and the impact of any such potential loss of DBE status on its ability to secure new concession locations is unclear. To the extent that the Company's historic rate of success in securing new airport concessions was attributable to its status as a DBE, that growth rate may decline if the Company is not recognized as a DBE or if DBE programs are eliminated or curtailed.

     In analyzing a concession opportunity, particularly in the airport industry, the Company evaluates the following factors, among others: (1) the estimated rate of return on the investment in the facilities, (2) the historical performance of the location, (3) the historical and estimated future number of annual enplanements at the airport, (4) the competition in the vicinity of the proposed facility, (5) the rent and common area maintenance charges for the proposed facilities and (6) the length of the proposed concession term. In customizing the design proposal and theme for a concession opportunity, the Company analyzes the character of the community and the expected preferences of the patrons (for example, whether they are primarily tourists or business persons) to determine the most attractive facility. The scope of the contract and the size and shape of the site are other elements considered in the analysis.

     As part of any proposal or acquisition, the Company receives information concerning any historical operations conducted at the specific location. Generally, an airport authority will provide three years of historical information for a location with its request for proposal. Similarly, in an acquisition transaction, the Company will review a target operator's historical performance as part of its due diligence review. In either scenario, the Company then evaluates the estimated impact on revenues and gross margins that will result from any remodeling, capital improvements and menu changes. Where the concession location is to be newly constructed, such as at the Ontario, California, airport, the Company reviews estimates of passenger enplanements for the new terminals and amounts typically spent per passenger at concessions.

     Once the Company has been awarded a concession contract at an airport, it is generally scheduled to assume the management of the existing facilities within 90 to 120 days after the award, or to commence construction of an entirely new facility within three to six months after the award. The Company is generally required to place three types of bonds with an airport authority before it may take over operations at a concession. In connection with its bid, it is required to post a bond for the amount of capital improvements it is committed to make at the airport. During commencement of construction for any specific construction project, the Company is required to post a construction bond for the specific facilities to be constructed. This bond terminates upon completion of each specific project and the bond for all of the capital improvements expires upon completion of all capital improvements for the airport. In addition, the Company is required to post a performance bond to cover some specified percentage of the Company's minimum rent obligations. This bond remains in place during the term of the concession. To date the Company has not experienced significant difficulty in securing bonds for its obligations to various airport authorities. The Company's bonding capacity is limited by its size, and has therefore limited the projects on which it could bid. If the Company continues to grow, it anticipates increasing its bonding capacity and the ability to bid for larger projects at the largest domestic airports.

     Typically the Company operates an existing facility for two to three months before beginning the remodeling of the site according to the specifications in its airport bid proposal. During the remodeling phase of an existing facility, which usually takes 45 to 60 days, the facility is either closed or serves at minimal levels. Once the remodeling is completed, the facility opens for full service, generally for most hours during which the airport is actively operating (only two of the Company's facilities are open 24 hours a day, 7 days a week). The Company often is required to refurbish a project every five years.

     Inflight catering has traditionally generated higher gross profit margins than the Company's airport concession business. Consequently, management intends to expand its inflight catering services. The Company currently has inflight catering contracts with several major airlines at specific airports, including Delta Airlines, U.S. Air, United Airlines and Northwest Airlines. The Company also provides inflight catering services for charter flights.

                    EXISTING AND AWARDED CONCESSION LOCATIONS

                                                                   Dated of
                                                                   Completion
                                                   Date            or Expected
Name/Location of . . . . .  Description of         Commenced       Completion     Expiration Date        1999
Concession . . . . . . . .  Concession             Operations      of Remodeling  of Contract       Revenue
--------------------------  ---------------------  --------------  -------------  ----------------  ---------

Midland, Texas . . . . . .  Food and Beverage      January 1999    January 1999   September 2007      892,043
                            (one location)

Ontario, California. . . .  Food and Beverage      September 1998  September      July 2008         1,506,880
                            (two locations)                        1998

John F. Kennedy. . . . . .  Food and Beverage      October 1999    July 1999      May 2008 (2)      N.A.
International. . . . . . .  (one location)

Greensborough. . . . . . .  Food and Beverage      December 1997   November 1998  May 2008          2,297,463
(Piedmont Triad) . . . . .  (three locations)
North Carolina

Asheville, North . . . . .  Food and Beverage      November 1997   November 1998  November 2007       447,401
Carolina . . . . . . . . .  (one location); News
                            & Gift (one location)

Sioux Falls, South . . . .  Food and Beverage      August 1997     March 1999     August 2007         850,311
Dakota . . . . . . . . . .  (two locations);
                            Inflight Catering

Des Moines,. . . . . . . .  Food and Beverage      July 1997       November 1998  July 2007(3)      1,508,399
Iowa (3) . . . . . . . . .  (four locations)

Allentown, . . . . . . . .  Food and Beverage      July 1996       January 1998   July 2006         1,430,347
Pennsylvania . . . . . . .  (one location);
                            Inflight Catering

Columbia, South. . . . . .  Food and Beverage      October 1996    October 1997   October 2006(4)   1,188,799
Carolina(1). . . . . . . .  (two locations);
                            Inflight Catering

Cedar Rapids,. . . . . . .  Master Concession;     November 1996   October 1997   March 2004(5)     1,412,915
Iowa (1) . . . . . . . . .  Food and Beverage
                            (two locations); News
                            & Gifts (one
                            location); Specialty
                            Stores (one
                            location); Inflight
                            Catering

Lexington, . . . . . . . .  Food and Beverage      July 1996       February 1997  July 2006           767,321
Kentucky (1) . . . . . . .  (two locations);
                            Inflight Catering

Roanoke, . . . . . . . . .  Food and Beverage      June 1996       January 1997   June 2006           590,552
Virginia(1). . . . . . . .  (two locations);
                            Inflight Catering

                                        6

[continued]

Appleton,. . . . . . . . .  Food and Beverage      January 1996    January 1996   July 2005           320,204
Wisconsin(1) . . . . . . .  (one location)

Madison, . . . . . . . . .  Food and Beverage      January 1996    July 1996      January 2006        873,404
Wisconsin (1). . . . . . .  (two locations)

Portland . . . . . . . . .  Food and Beverage      October 1995    October 1995   June 2005           838,501
International(1) . . . . .  (one location)

Los Angeles. . . . . . . .  Food and Beverage      June 1995       September      June 2005(6)      1,094,721
International(6) . . . . .  (one location)                         1995

Aspen, . . . . . . . . . .  Food and Beverage      May 1994        May 1994       September 1999      325,900
Colorado(1). . . . . . . .  (one location)

Denver . . . . . . . . . .  Food and Beverage      February 1995   Two            June 2003 and     1,009,799
International. . . . . . .  (three locations)                      completed      November 2006
                                                                   February
                                                                   1995; one
                                                                   completed
                                                                   December 1997

Orange County. . . . . . .  Food and Beverage      September 1990  December 2000  February 2001(5)  N.A
                            (one location)


Baton Rouge. . . . . . . .  Food and Beverage      July, 1999      December 2000  July 2010         1,100,000
                            (two Locations)

Shreveport,. . . . . . . .  Food and Beverage      May 1999        Completed      November 2009       800,000
Louisiana. . . . . . . . .  (two locations)

Charleston . . . . . . . .  Food and Beverage      July 2000       December 2000  December 2000     1,900,000
S.C. . . . . . . . . . . .  (three locations)

-----------------------------------------

(1) The Company is currently the sole food and beverage concessionaire at this airport.

(2) Delta Airlines, the owner of the airport terminal, has reserved the right under its concession agreement with the Company to recapture the premises upon 30 days notice and payment for the Company's improvements.

(3) The airport retains the right under the concession to recapture the premises upon payment for the Company's improvements.

(4) After the initial year of the term, the airport authority has the right to terminate the concession upon payment to the Company of its "remaining business interest" in the concession.

(5)  Can  be  terminated  by  the  airport  on  90  days  notice.

(6)  After  June  2001  can  be  terminated  by the airport upon 90 days notice.

FOOD  PREPARATION  CENTER

     The Company has contracted its 4,635 square foot food preparation center located at 6335 Ferris Square, Suites G-H, San Diego, California which is adjacent to its corporate headquarters to an outside firm to manufacture its bakery products. The center is currently operating at approximately 35% capacity. Using its proprietary recipes, the Company prepares several bakery items sold at the Creative Host concessions, including regular croissants, croissants filled with meat, cheeses and vegetables, pastries, muffins and other bakery foods. The bakery foods are prepared, frozen in dough form and regularly shipped to concessions and franchisees where they are baked and served on a daily basis.

     In addition to supplying the airport concessions, inflight catering and franchise restaurant business, the Company also sells finished bakery foods produced at its bakery/food preparation center to restaurants and other food outlets in the San Diego area. While not presently a substantial component of our business, these outside customers include hotels, institutions and mobile food carriers. Since the existing bakery does not supply all outlets, the Company may establish and operate additional food preparation centers in the future to the extent that it expands geographically and increases the number of concessions. There is no assurance that the Company's sales to outside customers will maintain their present levels or grow in the future.

     The Company has entered into an agreement with Sysco Food Services Corporation ("Sysco"). All of the purchasing for the concession locations, except for certain perishable items such as dairy and produce, is done through Sysco resulting in uniform cost of goods and centralized costs controls.

FRANCHISE  OPERATIONS

     From 1986 through 1994, the Company was actively engaged in the business of franchising restaurants under the "Creative Croissant" name. The Company's restaurant franchise business was not successful, and, in 1990, the Company began the transition to company-owned airport concessions that is the major focus of its current business plan. The Company continues to have franchise relationships with 9 restaurant franchisees, excluding the Orange County airport concession which is operated by a franchisee.

     Creative Croissant franchise restaurants are generally located in regional malls, specialty centers, high rise office buildings and other areas with heavy pedestrian traffic. All of the Company's franchise operated restaurants are located in California, in the following cities: San Diego, Laguna Niguel, Mission Viejo, Orange, Laguna Hills, Martinez, Ventura, San Francisco, and Walnut Creek. Although all franchisees remain current in their purchase of food products, the Company neither books or collects royalty revenues from the franchises.

     The Company expects its revenues from franchising (approximately 0.25% of total revenues for the twelve month period ended December 31, 1999) to remain unchanged or decline over time as the Company concentrates on expanding its concession business and establishing more Company owned facilities at airports and other public venues. If the Company is able to establish a greater national brand name presence, through its airport and other concession business, then it may devote some resources to the development of the franchising segment of its business. In the meantime, it may continue to sell franchises in special situations when a franchise would be more advantageous to the Company than a Company owned facility, when financing is not otherwise available, or generally in situations that do not involve concession contracts with an airport faciliity.

MARKETING  AND  SALES

     The Company's marketing strategy involves two fundamental components: (i) securing the concession and (ii) increasing sales once the concession has been granted. The Company plans to continue to concentrate its marketing and sales efforts on acquiring high volume concessions at airports and evaluating other public venues with high, captive pedestrian traffic such as sports stadiums, public libraries, zoos and theme parks throughout the United States. For the near future, the Company intends to focus on the approximately 123 airports in the United States with over 400,000 enplanements per year. In those smaller regional airports, the Company, whenever possible, will seek to be the master concessionaire for all concession operations conducted at such airports.

     The Company targets the airport concession business through its presence at airport authority association meetings and trade shows, its network of existing relationships in the airport business community, and its submission of bids in response to requests for proposals ("RFPs") by airports. By continually monitoring the availability of RFPs at airports throughout the nation, the Company seeks to be involved in every RFP that is economically feasible for it. In bidding for concessions, the Company focuses on those airports with locations indicating that the concession will earn annual gross revenues of $500,000 to $2,000,000. Once a concession has been targeted, the Company develops a customized bid tailored to address a theme or culture specific to the concession location. Management is currently working with airport managers to design unique and exciting food court areas with a variety of food choices, comfortable seating and self-serve options without the inconveniences of traditional restaurants. The Company's proposals for airports include children's play areas, reading areas, mini-libraries and computer services.

     The Company has developed several marketing techniques for its Creative Host concession locations to encourage sales and to provide additional sources of revenues. To compete within an airport, the Creative Host approach is to combine aroma and showmanship with high quality fresh and nutritious foods at value prices to attract customers. The Company's food and beverage facilities have traditionally been designed with a European flair for fresh, healthy and nutritious gourmet and specialty foods, served quickly and at value prices. The desired atmosphere has been one of a European sidewalk cafe with carved wood display cases and the use of brass, wood, marble and glass. Depending on their size, the facilities feature European style hot meal croissants filled with meats, cheeses and vegetables, gourmet coffees, fresh salads, nondairy fresh fruit shakes and other foods and beverages. Low fat, low cholesterol ingredients are utilized whenever possible, consistent with maximizing flavor. No artificial flavors or preservatives are used in any of the baked goods. A large bakery oven and brass eagle domed espresso machine create an inviting, aromatic atmosphere. Several of the concession facilities have an espresso bar, a variety of coffee selections or a juice bar. While maintaining its philosophy of offering healthy foods, value pricing and quick service, the Company is diversifying into agreements with renowned food and beverage suppliers such as Carls Jr. and and TCBY Yogurt. The food and beverage concessions sell gourmet coffee beans as gift packages, colorful sports bottles and thermal coffee mugs featuring the "Creative Croissants-Registered Trademark-" logo and key menu items, custom gift baskets and other promotional merchandise.

RECENT  ACQUISITION

     On October 9, 2000, the Company completed the closing of the acquisition of Gladco Enterprises, Inc. ("Gladco"), a company located in Pittsburgh, Pennsylvania that currently manages concessions in four airports.

     The Company completed the acquisition of Gladco in accordance with the terms of a Purchase Agreement (the "Purchase Agreement"). In accordance with the Purchase Agreement, the Company acquired 100% of the stock of Gladco, HLG Acquisition Corporation, a Pennsylvania corporation and an affiliate of Gladco and HLG Franchise Marketing Company, a Pennsylvania limited partnership and an affiliate of Gladco, for an aggregate amount equal to $7,000,000 (subject to adjustments as set forth in the Purchase Agreement), payable as follows: (i) $300,000 in cash which had been prepaid as a deposit, (ii) the payment of all outstanding principal and accrued interest of, or assumption of obligations under, liabilities as set forth in the Purchase Agreement which were not in excess of $2,500,000; (iii) the issuance of of the Company's common stock equal to $500,000 divided by the average of the closing prices of Company's common stock on the Nasdaq Small Cap exchange for each of the thirty trading days ending two days prior to closing of the transaction (this resulted in an average price of $7.18 and 69,638 shares issued); and approximately $3.7 million in cash.

     The Company also agreed to permit the Sellers to elect, by written notice to the Company, to require the Company to repurchase the shares of common stock i8ssued when they are freely tradeable and registered at a price equal to the per share issuance price times the number of shares repurchased.

     The Company also agreed to adjust the purchase price at any time up to one year from closing by (i) $280,000 upon execution of a definitive lease, sub-lease or other operating agreement with respect to each of the two retail sites and commercial operations at the Newark, New Jersey International Airport;
(ii) $295,000 upon execution of a definitive lease, sub-lease or other operating agreement with respect to each of the two retail sites and commercial operations at the Harrisburg, Pennsylvania International Airport; and $120,000 upon execution of a definitive lease, sub-lease or other operating agreement with respect to each of the two retail sites and commercial operations at the Rensselaer Railroad Station in Albany, New York. The Company intends to utilize a portion of the proceeds from this offering for these potential adjustments. See "Use of Proceeds."

     The Company intends to continue the historical businesses and proposed businesses of Gladco. Gladco is a Pittsburgh-based hospitality and service company with $10.5 million in annual revenues, that operates food and beverage concessions in four international airports, including Pittsburgh International; Atlantic City International; Albany International, in New York; and M.B.S. International in Freeland, Michigan. The Company operates 22 individual concessions within those airports. Those concessions, combined with the Company's current concessions, give the combined companies locations in a total of 25 airports nationally, and approximately 95 overall concessions within those airports.

     The Company obtained the funds for the acquisition of Gladco by the sale of approximately $2,500,000 in 7% Convertible Debentures due September 26, 2003 (the "Debentures") to GCA Strategic Investment Fund Limited. The purchase price of the Debentures was 95% of the principal amount, or $2,375,000. The Debentures are convertible at the lower of 110% of the volume weighted average sales price of CHST common stock on the day immediately preceding closing or 85% of the five lowest volume weighted average sales prices of the Company's common stock during the 25 days immediately preceding the date of a notice of conversion. The Company also issued 125,000 warrants to purchase the Company's common stock to GCA Strategic Investment Fund at an exercise price of 102% of the closing bid price on the day immediately preceding the Closing Date. The Company agreed to register the shares of common stock issuable upon conversion of the Debentures and the shares issuable upon exercise of the warrants on Form S-3 (the registration statement has been filed). The agreements provide certain negative covenants requiring compliance with terms by the Company and are adjustable upon certain events.

COMPETITION

     The concession industry is extremely competitive and there are numerous competitors with greater resources and more experience than the Company. The dominant competitors in the airport concession market are Host Marriott Services Corporation ("Host Marriott") and CA One Services, Inc. ("CA One Services"), which have been serving the airport concession market for decades. Host Marriott and CA One Services have established a marketing strategy of offering comprehensive concession services to airport authorities in which they submit a bid on an entire airport or terminal complex, and often provide a well known franchise such as McDonalds or Burger King as part of their package. They generally operate large airport master concessions with annual sales in excess of $2.2 million.

     The Company believes that with its recent Gladco acquisition, it ranks third in number of airports among the competitive companies. Other formidable competitors in the concession business, especially food and beverage, include Service America Corporation, Anton Food, Concession International, Air Host, Inc., ARA Services, Canteen Corporation, Morrison's Hospitality Group, Gardner Merchant Food Services, Seiler Corporation, and Service Master Food Management Services. Other competitors such as Paradies and W.H. Smith compete with the Company in the airport retail concession services market. Dobbs International and Sky Chefs, LSG dominate the inflight catering business.

     The Company is focusing initially on smaller airport concessions where competition from large competitors is less intense. However, there are a limited number of concession opportunities domestically. If the Company achieves greater penetration in regional airports, it will be required to enter into larger domestic airports, or other venues to sustain its growth. Entry into larger domestic airports will necessarily involve direct competition with Host Marriott and CA One Services.

     The Company strives to differentiate itself in all markets with the design and product mix it offers to each particular airport. The Company designs its concession bids and facilities around unique themes or concepts that it develops for each location. In this manner, the Company seeks to appeal to airport authorities that are seeking individual bidders with interesting and creative food concepts, both to boost the airport's income from percentage rents and to enhance the look and reputation of the airport and the cities it serves. The Company also offers a variety of food concepts with an emphasis on fresh foods and high quality, while maintaining a value-oriented prices.

GOVERNMENT  REGULATION

     The airport concession business is subject to the review and approval of government or quasi government agencies with respect to awarding concession contracts. In addition, food and beverage concessions are subject to the same rigorous health, safety and labor regulations that apply to all restaurants and food manufacturing facilities. Concession businesses are also subject to labor and safety regulations at the local, state and federal level. Concessions granted by airport authorities and other public agencies may also be subject to the special rules and regulations of that agency, including rules relating to architecture, design, signage, operating hours, staffing and other matters. Failure to comply with any of these regulations could result in fines or the loss of a concession agreement.

     The Federal Aviation Administration requires airports receiving federal funds to award contracts for concession facilities producing at least 10% of total airport concession revenue to certain designated categories of entities that qualify as Disadvantaged Business Enterprises ("DBE"). The federal requirements do not specify the nature or manner in which the DBE must participate. Historically, companies in the industry have relied on hiring DBE employees, purchasing provisions from DBE suppliers, contracting for services from DBEs or subcontracting a portion of the concession to a DBE in order to meet this requirement. When the Company entered the airport concession business, its Common Stock was owned entirely by Mr. Sayed Ali. As a result, the Company qualified as a DBE. The Company's status as a DBE assisted it in securing concession awards with several airports, and some of the Company's concession agreements specify that it will retain its DBE status. As a result of the Company's initial public offering, Mr. Ali's ownership in the Company decreased to approximately 30%. It is unclear what impact this will have on the Company's status as a DBE. The Company has succeeded in securing airport concession contracts at 8 additional locations since its initial public offering, although the Company is not aware of the extent to which the Company's DBE status, or lack thereof, was a factor in the airport authorities' decisions to award such contracts to the Company. The federal rules do not specify a required percentage ownership for DBE status, so the Company will have to address the issue on an airport by airport basis. If necessary, the Company will comply with a particular airport's request for additional DBE participation through the industry practice of hiring or contracting with other DBEs. The Company believes that it will retain its existing locations and can continue to secure new concessions on the basis of the products and services it offers and its industry reputation. To the extent the Company's historic rate of success in securing airport concessions is attributable to its clear status as a DBE, its growth rate may decline.

     The restaurant industry and food manufacturing businesses are highly regulated by federal, state and local governmental agencies. Restaurants must comply with health and sanitation regulations, and are periodically inspected for compliance. Labor laws apply to the employment of restaurant workers, including such matters as minimum wage requirements, overtime and working conditions. The Americans With Disabilities Act applies to the Company's facilities prohibiting discrimination on the basis of disability with respect to accommodations and employment. Food preparation facilities must comply with the regulations of the United States Department of Agriculture, as well as state and local health standards.

     Franchising is regulated by the Federal Trade Commission and by certain state agencies, including the California Department of Corporations. In addition, the California Franchising Law contains specific restrictions and limitations on the relationship between franchisors and franchisees. Franchisors such as the Company must file an annual Franchise Offering Circular with the Federal Trade Commission and certain states (many states do not regulate the offer and sale of franchises) every year.

EMPLOYEES

     The Company has over 650 employees, including 12 in administration and 638 in operations. As the Company expands and opens more concessions, the Company anticipates hiring additional personnel including administrative personnel commensurate with growth. The Company does not have a collective bargaining agreement with its employees and is not aware of any material labor disputes.

SEASONALITY

     The Company's concession operations are expected to experience moderate seasonality during the course of each year, corresponding with traditional air travel patterns which generally increase from the first quarter through the fourth quarter.

TRADEMARKS

     The Company has one registered trademark with the United States Patent and Trademark Office on the Principal Register, registered as "Creative Croissants-Registered Trademark-." In addition, the Company is in the process of filing trademark applications to register the names "Creative Host Services, Inc." and "Haute Dogma," and as its business develops, the Company plans to continue to develop merchandising of trademark products, such as clothing, drinking bottles, mugs and other similar products, utilizing its service marks and trademarks in order to generate additional revenues. The Company's policy is to pursue registrations of its marks wherever possible. The Company is not aware of any infringing uses that could materially affect its business or any prior claim to the trademarks that would prevent the Company from using such trademarks in its business.

PROPERTIES

     The Company's executive offices and food preparation center are located in a 8,334 square foot facility at 6335 Ferris Square, Suites G-H, San Diego, California. The combined facility is covered by a five-year lease terminating April 15, 2002 with monthly payments of $5,044 plus common area maintenance charges. The Company has one option to extend the term for an additional five-year period. The Company believes its facilities will be adequate to accommodate production of two to three times its current levels.

     The Company also leases space as part of its airports concession operations. In addition, the Company occasionally leases restaurant space (such as at the Greensborough, SC airport) which it assigns to operators in connection with franchise operations.

                                 RISK  FACTORS

     The securities offered hereby are speculative and involve a high degree of risk. Prospective investors should carefully consider the possibility of the loss of their entire investment in the Company's securities and, along with each of the following factors, consider the information set forth elsewhere in this Prospectus.

     NEED FOR ADDITIONAL CAPITAL. We may not have sufficient cash flow from our current operations to enable us to acquire and build additional locations at our historic growth rate. We may be required to raise additional capital in the future to build out capital improvements for any newly awarded concession locations. In July 2000, we obtained $1,500,750 from the sale of 207,000 shares of common stock at $7.25 per share to Generation Capital Associates pursuant to Rule 506 of Regulation D of the Securities Act of 1933, as amended. In
September 2000 we also obtained $1,813,000 from the sale of $2,000,000 in 7% convertible debentures sold to GCA Strategic Investment Fund Limited which we used for the acquisition of Gladco Enterprises, Inc. The convertible debentures sold to GCA Strategic Investment Fund are convertible at the lower of (i) 110% of the volume weighted average sales price of our common stock on the day preceding closing of the sale of those debentures or (ii) 85% of the average of the five lowest volume weighted average sales prices of our common stock during the twenty-five trading days immediately preceding the date of notice of conversion. Failure to secure adequate capital to bid, win, retain or service concession contracts will hinder our growth. In addition, we presently utilize equipment leasing to finance some of our operations. Additional equipment lease financing with rates acceptable to us may not be available, in which case we will be required to raise additional capital or cease our expansion program until such financing or capital is made available, if ever.

     DEPENDENCE ON AIRPORT CONCESSION BUSINESS. We are currently dependent on the airport concession business for substantially all of our revenues. We expect such dependence to continue for the foreseeable future. The concession business is highly competitive and subject to the uncertainties of the bidding and proposal process. Sophisticated bid packages and persuasive presentations are required in order to have an opportunity to win concession contracts at airports and other public venues. While there are thousands of airport concessions nationwide, the majority of those concessions are located in the largest 125 airports. Concession business operators, such as CHST, must maintain their reputations with the various airport authorities and other government, quasi government and public agencies in order to remain eligible to win contracts. The terms and conditions of concession contracts must be carefully analyzed to ensure that they can be profitable for us. Certain of our locations have incurred and may in the future incur net operating losses. Because our concession agreements contain minimum rent guarantees, we are constrained in our ability to terminate under-performing locations. Our menus are generally set at street prices plus 10%, although we generally have the ability to vary that formula where appropriate. In addition, the failure of any single concession could have a material adverse impact on our reputation with airport authorities generally, and hinder our ability to renew existing concessions or secure new ones. There is no assurance that we will continue to be awarded concession contracts by airports or by any other public venue, that the concession contracts will be profitable, or that we will not lose contracts that we have been awarded.

     CONCESSIONS SUBJECT TO SET ASIDES AND SPECIAL REQUIREMENTS. Rules issued by the Federal Aviation Administration ("FAA") require a portion of airport concession contracts to be awarded to certain classes of entities or persons designated as disadvantaged business enterprises ("DBEs"). The rules do not specify the method in which the DBEs must participate, whether through owning the concession, employment or providing services. Competitors in the industry have relied on combinations of using DBE employees or vendors to meet this requirement. Prior to CHST's initial public offering in July 1997, Mr. Sayed Ali, a native of Pakistan, owned all of the Company's Common Stock, thereby satisfying FAA rules. As a result of the change in ownership resulting from the initial public offering and from subsequent private placements, CHST's status as a DBE is less clear. Certain existing concession contracts designate CHST as a DBE and may have to be reaffirmed. We believe that in general there are two types of contracts relating to DBE's: contracts which require the Company to be a DBE and contracts which require that a portion of the services be completed by a DBE. In the event we are determined not to be a DBE, we can satisfy the contracts requiring DBE participation through third parties. We believe that even if Mr. Ali's current equity ownership of CHST is no longer sufficient to qualify as a DBE, we would be able to maintain all of our contracts and continue to satisfy DBE rules by hiring or contracting with minority parties or other entities qualifying as DBEs, if required. However, we have not discussed with any airport authority the possible impact of our change in status, nor have we attempted to reaffirm any existing contract. Our status as a DBE assisted us in securing concessions with several airports. We believe we can continue to secure new concessions on the basis of the products and services we offer and our industry reputation. We have secured concessions to operate more than 25 additional locations after our initial public offering and the resultant dilution of ownership, although we are not aware of the extent to which CHST's DBE status, or lack thereof, was a factor in the airport authorities' decisions to award such contracts to us. To the extent that our historic rate of success in securing new airport concessions was attributable to our status as a DBE, that growth rate may decline if we are not recognized as a DBE or if DBE programs are eliminated or curtailed.

     POSSIBLE EARLY TERMINATION OF CONCESSIONS. Certain airport authorities or airlines that operate concession locations provide in their concession agreements for the right to reacquire the concession from the concessionaire upon reimbursement of equipment and build out costs and, sometimes, a percentage of anticipated profits during the balance of the concession term. Certain of the Company's significant concession contracts, including Los Angeles International, Des Moines, Iowa, Columbia, South Carolina, Cedar Rapids, Iowa, and others, provide for such early termination. To date, we have not had any of our concessions terminated, and we have not received notice that any airport authority is contemplating the early termination of any of our concessions. No assurances can be provided, however, that these airport authorities will not exercise their contractual right to early termination of the concession contracts in the future.

     POSSIBLE DELAY IN COMMENCEMENT OF CONCESSION OPERATIONS. The commencement of our concession operations at any airport location are subject to a number of factors which are outside our control, including construction delays and decisions by airport authorities to delay the opening of concessions. CHST has, in the past, experienced delays in commencing operations because of decisions by airport authorities.

     CHST'S RISKS UNDER PRIOR NOTE. CHST was obligated to pay the outstanding original principal amount of $3,000,000 of 12% Secured Convertible Notes issued on December 21, 1998 (collectively, the "Notes"). The Notes were payable interest only on a monthly basis, with all principal and accrued but unpaid interest due in full on December 21, 2003. The Notes also contained requirements for maintenance of coverage and cash flow ratios, as well as other restrictions. During 1999 CHST was in technical default on certain of those covenants, triggering the accrual of default interest equal to an additional 3% per annum, raising the overall interest rate on the Note during that period to 15% per annum. Restrictions in the Note also contributed to preventing us from submitting bid proposals for three airport locations that we otherwise would have sought in 1999. The entire outstanding balance of the Note was converted into shares of the Company's Common Stock in accordance with its terms in late 1999 and early 2000, and all shares issued to the Noteholders were registered with the Securities and Exchange Commission on March 13, 2000, as required by the terms of the Notes. We tendered the default interest payments to the Noteholders, one of which accepted the payment with respect to $1,495,000 original principal amount of Note. The other Noteholder which previously held $1,505,000 original principal amount of Note has received the default interest payment of approximately $39,000, but is claiming that we agreed to issue approximately 106,000 warrants to the Noteholder in lieu of the cash payment for default interest. The Noteholder has filed a complaint claiming that the warrants would entitle it to purchase our common stock at prices prevailing in October or November of 1999 (approximately $3.00 to $6.25 per share, which we dispute). We vigorously deny the Noteholder's claims and do not believe that we agreed to issue any warrants to the Noteholder. Nevertheless, there is no assurance regarding the outcome of the litigation which could force us to incur significant costs.

     RISKS OF DECLINE IN STOCK PRICE. Our stock price has recently been volatile. There is no assurance that the price of our stock on the NASDAQ market will not decline because of the availability of the Common Stock for potential sale, and for other reasons. CHST may register more shares of its stock in the future, potentially increasing the supply of free trading shares and possibly exerting downward pressure on our stock price.

     RISK OF DILUTION THROUGH ADDITIONAL ISSUANCES OF SHARES. We may issue more shares of our common or preferred stock in the future in order to raise capital and make acquisitions of other businesses. Outstanding warrants and stock options may be exercised, causing more dilution in the outstanding shares of our capital stock. We are generally permitted to issue additional shares of our capital stock with the approval of our Board of Directors and without the consent of CHST's shareholders.

     DEPENDENCE ON KEY PERSONNEL AND NEED TO ATTRACT QUALIFIED MANAGEMENT. Our success will depend largely upon CHST's management. While management has had previous experience in concession and restaurant operations, there can be no assurance that our operations will be successful. Sayed Ali, Chairman of the Board, President and Chief Executive Officer of CHST, entered into a new five-year employment agreement with CHST which commenced as of January 1, 2000. The new employment agreement provides for an annual salary for Mr. Ali of $140,000 in 2000, $155,000 in 2001, $171,000 in 2002, $189,000 in 2003 and
$208,000 in 2004. Mr. Ali is also entitled to begranted 60,000 additional stock options, vesting 20,000 upon grant, 20,000 in January 2001 and 20,000 in January 2002. The exercise price will be 110% of the fair market value of the stock on the date of grant, and the exercise period will be three years from the date the warrants become exercisable. Mr. Ali's employment agreement provides that upon a termination of employment, Mr. Ali will be entitled to a severance payment equal to his annual base compensation and immediate vesting of options. In the event of a loss of the services of Mr. Ali, CHST could be materially adversely affected because there is no assurance that CHST could obtain successor management of equivalent talent and experience. CHST has obtained a $1,000,000 key man policy on Mr. Ali which CHST owns. Given our stage of development, we are dependent upon our ability to identify, hire, train, retain and motivate highly qualified personnel, especially management personnel which will be required to supervise our expansion into various geographic areas. There can be no assurance that we will be able to attract qualified personnel or that our current employees will continue to work for us. The failure to attract, assimilate and train key personnel could have a material adverse effect on our business, financial condition and results of operations.

     RISKS OF LITIGATION. We are and may in the future become subject to litigation that could have a material adverse impact on our operating results and financial condition. Besides the threat of litigation from one of our former lenders regarding warrants (see "Risk Factors--CHST's Risks Under Prior Note"), CHST and Sayed Ali have been named as defendants in lawsuits for breach of contract and related claims by Amplicon Financial Company, a prior lessor of equipment to CHST. Amplicon is claiming that additional payments are due to it under an equipment lease, while we believe that we terminated the lease. CHST and Mr. Ali, who purportedly executed a personal guarantee of the lease, intend to vigorously defend against Amplicon's claims. We have also been served with litigation relating to a claim for additional warrants to purchase our Common Stock from an investor relations firm alleging that in early 1998 we entered into a consulting agreement with it. We do not believe that the firm provided any services for us and we intend to defend the claim. While we do not believe the potential for success of this claim is material, we have provided up to $106,000 in reserves against our pending litigation. There is no assurance regarding the outcome of these threatened and pending lawsuits.

     HIGHLY COMPETITIVE INDUSTRY DOMINATED BY LARGER COMPETITORS. We compete with certain national and several regional companies to obtain the rights from airport and other authorities to operate food, beverage, news, gift, merchandise and inflight catering concessions. The airport concession market is principally serviced by several companies which are significantly larger than CHST, including, but not limited to, Host Marriott Services, Inc., CA One Services, Concessions International, and Ogden Food Services. Each of these well established competitors possesses substantially greater financial, marketing, administrative and other resources than CHST. Many of our competitors have achieved significant brand name and product recognition. They engage in extensive advertising and promotional programs, both generally and in response to efforts by additional competitors to enter new markets or introduce new products. There can be no assurance that we will be able to compete successfully in our chosen markets.

     DEPENDENCE UPON CONTINUING APPROVALS FROM GOVERNMENT REGULATORY AUTHORITIES. The food and beverage service industry is subject to various federal, state and local government regulations, including those related to health, safety, wages and working conditions. While CHST has not experienced difficulties in obtaining necessary government approvals to date, the failure to obtain and retain food licenses or any other governmental approvals could have a material adverse effect on the Company's operating results. Moreover, our failure to meet government regulations could result in the temporary closure of one or more of our concession facilities, restaurants or the food preparation center, any of which would have a material adverse impact on our financial condition and result of operations. In addition, operating costs are affected by increases in the minimum hourly wage, unemployment tax rates, sales taxes and similar matters over which we have no control. We are also subject to federal and state laws, rules and regulations that govern the offer and sale of franchises.

     NO ASSURANCE OF ENFORCEABILITY OF TRADEMARKS. We utilize trademarks in our business and have registered our Creative Croissants(R) trademark. While we intend to file federal trademark registrations for certain of our other trademarks, we have not yet done so. There can be no assurance that we will be granted registration for such trademarks or that our trademarks do not or will not violate the proprietary rights of others, that our trademarks would be upheld if challenged or that we will not be prevented from using our trademarks, any of which could have a material adverse effect on us. Should we believe that our trademarks are being infringed upon by competitors, there can be no assurance that we will have the financial resources necessary to enforce or defend our trademarks and service marks.

     SEASONALITY. Because our airport concession business is dependent on pedestrian traffic at domestic airports, we experience some seasonality consistent with enplanements and general air traffic patterns. Accordingly, our revenues and income are generally expected to be lowest in the first quarter of the year and become progressively stronger through the fourth quarter, which includes the holiday travel periods.

     CONTROL BY PRINCIPAL SHAREHOLDER. The principal shareholder of the Company, Mr. Sayed Ali, beneficially owns approximately 16.5% of the outstanding shares of capital stock of CHST. Accordingly, Mr. Ali has significant influence over the outcome of all matters submitted to the shareholders for approval, including the election of directors of the Company.

     DIVIDENDS. The Company does not intend to declare or pay any dividends on its outstanding shares of Common Stock in the foreseeable future. See "Terms of the Offering" and "Description of Securities."

IN ADDITION TO THE FOREGOING RISKS, BUSINESSES ARE OFTEN SUBJECT TO RISKS THAT ARE NOT FORESEEN OR FULLY APPRECIATED BY MANAGEMENT. POTENTIAL INVESTORS SHOULD KEEP IN MIND THAT OTHER IMPORTANT RISKS COULD ARISE.




                              USE  OF  PROCEEDS

CHST will not receive any of the proceeds from the sale of shares of common stock by the Selling Shareholders.

                              SELLING SHAREHOLDERS

The Shares of the Company to which this Reoffer Prospectus relates are being registered for reoffers and resales by the Selling Shareholder, who acquired the Shares for legal services provided to CHST. The Selling Shareholder may resell all, a portion or none of such Shares from time to time.

The table below sets forth with respect to the Selling Shareholder, based upon information available to the Company as of February 28, 2001, the number of Shares owned, the number of Shares registered by this Reoffer Prospectus and the number and percent of outstanding Shares that will be owned after the sale of the registered Shares assuming the sale of all of the registered Shares.





                   NUMBER OF      NUMBER OF                    % OF SHARES
                   SHARES         SHARES         NUMBER OF     OWNED BY
SELLING            OWNED          REGISTERED BY  SHARES OWNED  SHAREHOLDER
SHAREHOLDERS       BEFORE SALE    PROSPECTUS     AFTER SALE    AFTER SALE
-----------------  -------------  -------------  ------------  ------------

M. Richard Cutler    24,000         20,000              4,000       *

*less than 1%

                              PLAN OF DISTRIBUTION

The Selling Shareholders may sell the Shares for value from time to time under this Reoffer Prospectus in one or more transactions on the Over-the-Counter Bulletin Board maintained by Nasdaq, or other exchange, in a negotiated transaction or in a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at prices otherwise negotiated. The Selling Shareholders may effect such transactions by selling the Shares to or through brokers-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Shareholders and/or the purchasers of the Shares for whom such broker-dealers may act as agent (which compensation may be less than or in excess of customary commissions).

The Selling Shareholders and any broker-dealers that participate in the distribution of the Shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the 1933 Act, and any commissions received by them and any profit on the resale of the Shares sold by them may be deemed be underwriting discounts and commissions under the 1933 Act. All selling and other expenses incurred by the Selling Shareholders will be borne by the Selling Shareholders.

In addition to any Shares sold hereunder, the Selling Shareholders may, at the same time, sell any shares of common stock, including the Shares, owned by him or her in compliance with all of the requirements of Rule 144, regardless of whether such shares are covered by this Reoffer Prospectus.

There is no assurance that the Selling Shareholders will sell all or any portion of the Shares offered.

The Company will pay all expenses in connection with this offering and will not receive any proceeds from sales of any Shares by the Selling Shareholders.


                                  LEGAL MATTERS

The validity of the Common Stock offered hereby will be passed upon for the Company by the Cutler Law Group, Newport Beach, California. M. Richard Cutler, the sole shareholder of Cutler Law Group, PC, holds 24,000 shares of the Company's Common Stock.


                                     EXPERTS

          The financial statements and the related supplemental schedules incorporated in this Prospectus by reference from CHST's Annual Report on Form 10-KSB/A for the year ended December 31, 1999 have been audited by Stonefield Josephson, independent certified public accountants, as set forth in their report appearing with the financial statements, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                                    PART  II

     INFORMATION  NOT REQUIRED  IN  THE  REGISTRATION  STATEMENT

ITEM  3.     INCORPORATION  OF  DOCUMENTS  BY  REFERENCE.

     The following documents are hereby incorporated by reference in this Registration Statement:

          1. The Company's Annual Report on Form 10-KSB/A for the year ended December 31, 1999.

          2. The Company's Quarterly Report on Form 10-QSB for the quarterly period ended March 31, 2000.

          3. The Company's Quarterly Report on Form 10-QSB for the quarterly period ended June 30, 2000.

          4. The Company's Quarterly Report on Form 10-QSB for the quarterly period ended September 30, 2000.

          5.   The Company's Report on Form 8-K/A filed on February 28, 2001.

          6.   The Company's Definitive Proxy Statement dated January 17, 2001

          7. All other reports and documents subsequently filed by the Registrant after the date of this Registration Statement pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference and to be a part hereof from the date of the filing of such documents.

ITEM  4.     DESCRIPTION  OF  SECURITIES.

     Not  applicable.

ITEM  5.     INTERESTS  OF  NAMED  EXPERTS  AND  COUNSEL.

Certain legal matters with respect to the Common Stock offered hereby will be passed upon for the Company by Cutler Law Group, counsel to the Company.

     M. Richard Cutler, the sole shareholder of Cutler Law Group, PC, holds 24,000 shares of the Company's Common Stock.

ITEM  6.     INDEMNIFICATION  OF  DIRECTORS  AND  OFFICERS.

     The Corporation Laws of the State of California and the Company's Bylaws provide for indemnification of the Company's Directors for liabilities and expenses that they may incur in such capacities. In general, Directors and Officers are indemnified with respect to actions taken in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of the Company, and with respect to any criminal action or proceeding, actions that the indemnitee had no reasonable cause to believe were unlawful. Furthermore, the personal liability of the Directors is limited as provided in the Company's Articles of Incorporation.

ITEM  7.     EXEMPTION  FROM  REGISTRATION  CLAIMED.

     The Shares were issued for legal services rendered. These sales were made in reliance of the exemption from the registration requirements of the Securities Act of 1933, as amended, contained in Section 4(2) thereof covering transactions not involving any public offering or not involving any "offer" or "sale".

ITEM  8.     EXHIBITS

     Exhibit  No.          Description
     -----------           -----------

3.1        Amended and Restated Articles of Incorporation*
3.2        Bylaws*
5 Opinion of Cutler Law Group with respect to legality of the securities of the Registrant being registered
23.1       Consent of Stonefield Josephson, independent accountants
23.1       Consent of Cutler Law Group (contained in opinion to be filed as  Exhibit  5)
_______________________
*Previously filed.

ITEM  9.     UNDERTAKINGS.

     (a)     The  undersigned  Registrant  hereby  undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's Annual Report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that is meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on April 10, 2001.


                                         CREATIVE HOST SERVICES, INC.

                                         By:   /s/  SAYED ALI


                                            -----------------------------------
                                             Sayed Ali, President


          Signature                        Title                    Date

/s/ SAYED ALI                    President, Chief Financial December 7, 2000
- ------------------------------   Officer and Director
Sayed Ali

/s/  BOOKER T. GRAVES            Director                   December 7, 2000
- ------------------------------
Booker T. Graves

/s/  JOHN P. DONOHUE, JR.        Director                   December 7, 2000
- ------------------------------
John P. Donohue, Jr.

/s/  CHARLES B. RADLOFF          Director                   December 7, 2000
- ------------------------------
Charles B. Radloff